EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
DECEMBER 29, 2005		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES ANNUAL 2005 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $528 million community bank holding company with five bank subsidiaries, announced its eighth consecutive quarter of positive earnings results. Premier realized income from continuing operations of $1,537,000 (29 cents per share) during the quarter ending December 31, 2005, a 175% increase over the $559,000 of income from continuing operations reported for the fourth quarter of 2004. On a per share basis, Premier earned $0.29 during the fourth quarter 2005, a 163% increase over the $0.11 per share earned during the fourth quarter of 2004. The increased earnings in 2005 were primarily the result of a 7.8% increase in net interest income, a lower provision for loan losses, an 11.0% increase in service charges on deposit accounts and lower professional fees.

For the year 2005, Premier realized $4,434,000 of income from continuing operations compared to $1,963,000 of income from continuing operations in 2004. Premier reported $6,697,000 of net income ($1.28 per share) for the year 2004 which consisted of $1,963,000 from continuing operations and a $4.7 million gain on the sale of discontinued operations. The discontinued operation was Premier’s wholly-owned subsidiary Citizens Bank (Kentucky), Inc. (“Citizens Bank”) which was sold on July 1, 2004. The following discussion relates only to continuing operations.

Net interest income for the quarter ending December 31, 2005 totaled $5.177 million, compared to $4.802 million of net interest income earned in the fourth quarter of 2004 and $5.055 million earned in the third quarter of 2005. When compared to the fourth quarter of 2004, net interest income has increased 7.8% due to increases in interest income from loans, up $366,000 and federal funds sold, up $129,000, and reflects $185,000 of interest expense savings from the early retirement of $5.5 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) in the fourth quarter of 2004, the payment of $5.0 million of interest-bearing deferred distributions on the trust preferred securities in March 2005, and the payoff of $1.0 million of bank debt by the holding company since September 30, 2004. The interest expense savings was more than offset by $326,000 of additional interest expense on deposit accounts as a result of rising interest rates. The 2.4% increase in net interest income, when compared to the third quarter of 2005, is largely due to a 3.2% ($190,000) increase in interest income on loans and an $89,000 increase in interest income on federal funds sold partially offset by $127,000 of additional interest expense on deposit accounts as a result of rising interest rates.

During the quarter ending December 31, 2005, Premier reversed provisions to the allowance for loan losses (negative provisions) of $290,000 compared to $355,000 of additional provisions made during the same period of 2004 and $140,000 of negative provisions in the third quarter of 2005. The negative provisions in the third and fourth quarters of 2005 were the result of continued improvement in the estimated credit risk at banks formerly subject to regulatory agreements and payments on loans previously identified as having significant credit risk at Farmers Deposit Bank. Future provisions to the allowance for loan losses, positive or negative, will depend on future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans having significant credit risk. As a result of the charge-off of previously identified troubled credits, the negative provision and an increase in total loans outstanding, the allowance for loan losses at December 31, 2005 decreased to 2.40% of total loans compared to 2.89% of total loans at year-end 2004.

President and CEO Robert W. Walker commented, “The positive earnings results for the fourth quarter and the 2005 year top off a successful year for our company. We are encouraged by the continued increase in net interest income and the continued collection of problem loans. Our non-accrual loans at $3.8 million are now down to nearly half of the level at December 31, 2004 and down to less than a quarter of their peak at September 30, 2003. While there is work left to do, we are pleased that our efforts have brought improvements to the ‘bottom line’ and the financial standing of our company.”

Net overhead for the quarter ending December 31, 2005 totaled $3.209 million. This compares to $3.714 million in the fourth quarter of 2004, and $3.189 million in the third quarter of 2005. The increase in net overhead in the quarter ending December 31, 2005 is largely due to $184,000 of accelerated amortization of trust preferred issuance costs due to the early redemption of $5.0 million on December 31, 2005. Otherwise, fourth quarter 2005 net overhead was generally lower than the third quarter 2005 due to reduced staff costs, lower other operating expenses, and complemented by the elimination of one-time costs in the third quarter of 2005 associated with converting Premier’s data processing from an in-house operation to an outsourced provider. These savings more than offset an increase in data processing costs, non-income taxes and a reduction of income from the sale of other real estate owned (OREO). Furthermore, when compared to the fourth quarter of 2004, 2005 net overhead declined as lower professional fees, and other operating expenses in 2005 were only partially offset by higher outside data processing costs in 2005 and gains on sales of OREO in 2004.

Total assets as of December 31, 2005 of $528 million were down from the $537 million of total assets at year-end 2004. The nearly $9.0 million decline in total assets is largely due to the decrease in other liabilities resulting from the March 31, 2005 payment of the 9.75% interest-bearing deferred distributions on the trust preferred securities, the $5.0 million early redemption of these securities on December 31, 2005, a $1.8 million decline in other debt and a $2.0 million decline in deposits offset by the $3.3 million increase in shareholders’ equity. Shareholders’ equity of $54.2 million equaled 10.3% of total assets at December 31, 2005 which compares to shareholders’ equity of $51.0 million or 9.5% of total assets at December 31, 2004. The increase in shareholders’ equity was largely due to the $4.4 million of net income through December 31, 2005 which was partially offset by a decline in the market value of the securities portfolio. Premier invests in high quality debt securities of U.S. Government agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2005.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2005	2004	2005	2004
Interest Income	7,717	7,189	29,399	28,121
Interest Expense	2,540	2,387	9,547	10,057
Net Interest Income	5,177	4,802	19,852	18,064
Provision for Loan Losses	(290)	355	4	1,026
Net Interest Income after Provision	5,467	4,447	19,848	17,038
Non-Interest Income	1,036	870	3,920	3,506
Securities Transactions	-	90	-	100
Non-Interest Expenses	4,245	4,584	17,305	17,782
Income from Continuing Operations Before Taxes	2,258	823	6,463	2,862
Income Taxes	721	264	2,029	899
Income from Continuing Operations	1,537	559	4,434	1,963
Income (Loss) from Discontinued Operations	-	-	-	4,734
NET INCOME	1,537	559	4,434	6,697

EARNINGS PER SHARE	0.29	0.11	0.85	1.28
FROM CONTINUING OPERATIONS	0.29	0.11	0.85	0.38

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2005	2004
ASSETS
Cash/Due From Banks/Fed Funds	34,892	31,816
Securities Available for Sale	137,419	153,892
Loans (net)	320,825	315,543
Other Real Estate Owned	2,049	2,247
Other Assets	17,323	17,941
Goodwill	15,816	15,816
TOTAL ASSETS	528,324	537,255

LIABILITIES & EQUITY
Deposits	435,843	437,798
Fed Funds/Repurchase Agreements	9,317	9,046
Other Debt	9,736	11,490
Junior Subordinated Debentures	15,722	20,876
Other Liabilities	3,419	7,016
TOTAL LIABILITIES	474,037	486,226
Stockholders’ Equity	54,287	51,029
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	528,324	537,255

TOTAL BOOK VALUE PER SHARE	10.37	9.75

Non-Accrual Loans	3,751	6,847
Loans 90 Days Past Due and Still Accruing	944	739